CONVERTIBLE DEBENTURE PURCHASE AGREEMENT made the 29th day of December, 1999.


BETWEEN:

         WI-LAN INC., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as "Wi-LAN")

                                                               OF THE FIRST PART

AND

         DIGITAL TRANSMISSION SYSTEMS, INC., a body corporate, incorporated pursuant to the laws of the State of Delaware (hereinafter referred to as "DTS")

                                                              OF THE SECOND PART


         WHEREAS DTS has agreed to create, sell and issue and Wi-LAN has agreed to purchase and acquire, certain securities of DTS upon the terms and conditions set forth herein;

         AND WHEREAS DTS has agreed to grant to Wi-LAN an option to acquire certain securities of DTS upon the terms and conditions set forth herein;

         AND WHEREAS DTS has agreed to enter into this Agreement and provide certain representations, warranties and covenants to Wi-LAN in support and in furtherance of Wi-LAN's agreement to enter into the Related Agreements.

         In consideration of the premises, covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions

         In this Agreement, unless the context otherwise requires:

(a) "Agreement" means this agreement, including the recitals, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith", "hereto" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(b) "business day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transaction of banking business in the City of Calgary;

(c)      "Closing" means the closing of the transactions contemplated herein;

(d) "Closing Time" means 2:00 p.m. (Calgary time), or such other time as may be agreed upon by the parties hereto, on the Initial Issue Date, the Second Issue Date, the Third Issue Date, the Fourth Issue Date and any subsequent Issue Date;

(e) "Convertible Debenture" means a subordinated debenture of DTS substantially in the form of the existing DTS debenture in the principal amount of U.S.$2,000,000 owned by Finova Mezzanine Capital Inc. excluding Section 1.2, Article 2, Article 3 and Article 4 thereof, which subordinated debenture shall have a three year term, have an interest rate of 10% per annum (15% after default) and the principal and accrued interest of which shall be convertible into DTS Shares on the basis of U.S.$1.00 per share;

(f) "DTS Material Adverse Effect" means any change or effect that is materially adverse to the condition (financial or otherwise), business, assets or results of operations, of DTS and its Subsidiaries taken as a whole or adversely affects the ability of DTS to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays DTS's ability to perform its obligations hereunder;

(g) "DTS Shares" means the common shares in the capital stock of the Corporation, as constituted on the date hereof;

(h) "Encumbrance" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty, carried, working, participation, net profits interest or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(i) "Finova" means Finova Mezzanine Capital Inc., a body corporate, incorporated pursuant to the laws of Tennessee;

(j) "Fourth Issue Date" means April 1, 2000 or such earlier or later date as Wi-LAN and DTS may agree for the closing of the U.S.$300,000 principal amount of Convertible Debentures;

(k) "Initial Issue Date" means January 7, 2000, or such earlier or later date or dates as Wi-LAN and DTS may agree for the closing of the first U.S.$400,000 principal amount of Convertible Debentures, and "Issue Date" means such date or dates as Wi-LAN may specify pursuant to the exercise of the purchase option granted to it pursuant to section 2.2;

(l) "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance or right of another to or adverse claim of any kind in respect of such asset;

(m) "MicroTel" means MicroTel International, Inc., a body corporate, incorporated pursuant to the laws of the State of Delaware;

(n) "person" includes an individual, partnership, firm, trust, body corporate, governmental authority, unincorporated body of persons or association;

(o) "Promissory Note" means the DTS promissory note in the principal amount of U.S.$400,000 and the related DTS security agreement in the form attached as Schedule "C";

(p) "Related Agreement Closing Date" means January 7, 2000 or such later date upon which the transactions contemplated by the Related Agreements are completed;

(q) "Related Agreements" means the agreements of even date herewith entered into between Wi-LAN and MicroTel and between Wi-LAN and Finova;

(r) "Second Issue Date" means February 1, 2000 or such earlier or later date as Wi-LAN and DTS may agree for the closing of the second U.S.$400,000 principal amount of Convertible Debentures;

(s) "Subsidiary" of any person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such person, (ii) any

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                                        3

         partnership of which such person is a general partner and (iii) any limited liability company of which such person owns a majority of the membership interests in or is its managing member.

(t) "Third Issue Date" means March 1, 2000 or such earlier or later date as Wi-LAN and DTS may agree for the closing of the third U.S.$400,000 principal amount of Convertible Debentures;

(u) "Wi-LAN Common Shares" means common shares of Wi-LAN as a class, as constituted on the date hereof; and

(v) "Wi-LAN's Counsel" means Burnet, Duckworth & Palmer or such other legal counsel as may be designated by Wi-LAN.

1.2      Schedules

         The following Schedules form part of this Agreement:

         Schedule A        DTS Representations
         Schedule B        List of Intellectual Property owned by DTS
         Schedule C        Form of Promissory Note and Security Agreement

1.3      Headings

         The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4      Section References

         Unless the context otherwise requires, references in this Agreement to an article, section, paragraph, clause, subclause or schedule by number, letter or otherwise refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

1.5      Gender, Plural

         In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

1.6      Date for Actions

         In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.7      Enforceability

         All representations and warranties in or contemplated by this Agreement as to the enforceability of any agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief).

                                    ARTICLE 2
                       PURCHASE AND SALE; GRANT OF OPTION

2.1      Agreement to Purchase and Sell

(a) On the date of execution and delivery of this Agreement, DTS agrees to create, sell and enter into with Wi-LAN or its nominee, and Wi-LAN or its nominee agree to purchase and acquire from DTS the Promissory Note, in consideration for the sum of U.S.$400,000, U.S.$50,000 of which has already been advanced to DTS by Wi-LAN.

(b) On the Initial Issue Date, DTS agrees to create, sell and issue to Wi-LAN or its nominee, and Wi-LAN or its nominee agree to purchase and acquire from DTS, U.S.$400,000 principal amount of Convertible Debentures.

(c) On the Second Issue Date, DTS agrees to create, sell and issue to Wi-LAN or its nominee, and Wi-LAN or its nominee agree to purchase and acquire from DTS, U.S.$400,000 principal amount of Convertible Debentures.

(d) On the Third Issue Date, DTS agrees to create, sell and issue to Wi-LAN or its nominee, and Wi-LAN or its nominee agree to purchase and acquire from DTS, U.S.$400,000 principal amount of Convertible Debentures.

(e) On the Fourth Issue Date, DTS agrees to create, sell and issue to Wi-LAN or its nominee, and Wi-LAN or its nominee agree to purchase and acquire from DTS, U.S.$300,000 principal amount of Convertible Debentures.

2.2      Option to Purchase Convertible Debentures / DTS Shares

         DTS hereby grants to Wi-LAN or its nominee the right to purchase from time to time at its election an aggregate of up to U.S.$1,500,000 principal amount convertible debentures in addition to the purchases provided for in
Section 2.1 above, at a purchase price equal to the principal amount thereof. The convertible debentures shall be identical to the form of the Convertible Debenture with the exception that the convertible debentures shall be convertible into DTS Shares at the average weighted trading price of the DTS Shares over the last three trading days prior to the exercise of the option by Wi-LAN. Any such election to purchase additional principal amount of convertible debentures shall be exercised by written notice from Wi-LAN to DTS, given at any time on or prior to the second anniversary of the Related Agreement Closing Date, and setting forth the aggregate principal amount of convertible debentures to be purchased and the date on which such convertible debentures are to be delivered, as determined by Wi-LAN but in no event earlier than three nor later than 20 business days after the date of such notice. Upon the furnishing of such written notice, Wi-LAN shall be committed to purchase, and DTS shall be obligated to issue and sell the principal amount of additional convertible debentures therein indicated, the whole in accordance with and subject to the provisions hereof. Wi-LAN shall have the further option to elect to purchase DTS Shares at the average weighted trading price of the DTS Shares over the last three trading days prior to the exercise of the option by Wi-LAN in lieu of convertible debentures pursuant to the exercise of the option from time to time granted pursuant to this section 2.2.

2.3      Execution of Purchase and Sale

         At each Closing Time, Wi-LAN shall wire to DTS an amount equal to the principal amount of convertible debentures to be purchased against delivery by DTS to Wi-LAN of the equivalent principal amount of convertible debentures. Notwithstanding the foregoing, DTS acknowledges that prior to the Initial Issue Date it will have received from Wi-LAN the sum of U.S.$400,000 as an advance in respect of Wi-LAN's obligations pursuant to paragraph 2.1(b) and accordingly shall issue a Convertible Debenture in the principal

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                                        5

amount of U.S.$400,000 pursuant to paragraph 2.1(b) against delivery by Wi-LAN of the Promissory Note which shall thereafter be deemed to form part of the U.S.$400,000 Convertible Debenture and be paid in full.

2.4      Non-Closing of Related Agreement Transactions

         If the Related Agreement Closing Date shall not have occurred on or before January 31, 2000, then, notwithstanding any other term of the Promissory
Note issued to Wi-LAN pursuant to paragraph 2.1(a), the principal amount of such Promissory Note shall be reduced to U.S.$350,000 and shall be repayable by DTS to Wi-LAN in 24 equal monthly instalments of U.S.$17,500 commencing March 1, 2000. If the Related Agreement Closing Date shall not have occurred on or before January 31, 2000, then Wi-LAN shall have the option to convert the principal amount of the Promissory Note and any accrued interest on the Promissory Note into an equivalent principal amount of Convertible Debentures.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF DTS

3.1      Representations and Warranties of DTS

         DTS makes the representations and warranties to Wi-LAN on the attached Schedule "A".

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF Wi-LAN

4.1      Representations and Warranties of Wi-LAN

         Wi-LAN represents and warrants to DTS that:

(a) Wi-LAN is duly organized and validly existing under the law of the jurisdiction of its incorporation;

(b) Wi-LAN has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

(c) this Agreement has been duly authorized, executed and delivered by Wi-LAN and all documents to be delivered by Wi-LAN pursuant hereto will be duly executed and delivered and this Agreement does and such documents will constitute legal, valid and binding obligations of Wi-LAN enforceable in accordance with their respective terms.

                                    ARTICLE 5
                           Wi-LAN'S CLOSING CONDITIONS

5.1      Conditions Precedent

         The obligations of Wi-LAN to complete the transactions contemplated herein at any Closing Time is subject to:

(a) Wi-LAN being satisfied in its sole discretion with its due diligence review of DTS and its assets and operations including, without limitation, the financial statements of DTS, the obligations and liabilities of DTS, the products and revenue stream of DTS and the material agreements of DTS;

(b) since December 20, 1999 DTS shall have carried on its business in the ordinary course of business consistent with past practices and shall not have engaged in any material transactions outside the ordinary course of business (including increasing long-term debt) except as disclosed to and approved by Wi-LAN in writing;

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                                        6

(c) DTS's issued and outstanding share capital at Closing Time consisting of an aggregate of 4,646,221 common shares, 1,314,333 preferred shares, warrants entitling the holders thereof to acquire an aggregate of 2,433,315 common shares at exercise prices ranging from U.S. $0.12 to U.S. $9.00 per share, options entitling the holders thereof to acquire an aggregate of 1,019,880 common shares at exercise prices ranging from U.S. $0.47 to U.S. $13.75 per share and a U.S. $2,000,000 convertible debenture entitling the holder thereof to acquire 2,000,000 common shares at an exercise price of U.S. $1.00 per share;

(d) since December 20, 1999 DTS shall not have declared or paid any dividends or made any other distributions of any of its shares or granted any further options or warrants or any right or privilege capable of becoming an option or agreement in respect of its shares;

(e) the transactions contemplated by the Related Agreements shall have been completed;

(f) the board of directors of DTS being comprised of a majority of Wi-LAN representatives;

(g) all of the MicroTel representatives on the DTS board of directors shall have resigned;

(h) Wi-LAN and DTS shall have entered into a registration rights agreement with respect to the registration of all the DTS Shares and all of the DTS Shares issuable upon exercise of the securities acquired by Wi-LAN pursuant to this Agreement and the Related Agreements, which registration rights agreement shall be satisfactory in form and substance to Wi-LAN and Wi-LAN's Counsel;

(i) except as contemplated by this Agreement, there shall not have occurred any material change, change of material fact or any development that could result in a material change or change of a material fact in the business, operations or affairs of DTS;

(j) DTS's employment agreements with its existing personnel shall remain in existence, provided that Wi-LAN, in consultation with DTS, may select up to three DTS employees with whom DTS shall enter into new or revised employment agreements containing terms acceptable to Wi-LAN;

(k) DTS shall have entered into a license agreement providing for the licensing of DTS's products and technology to Wi-LAN on terms acceptable to Wi-LAN;

(l) there will be no actions, suits or proceedings, whether or not purportedly on behalf of DTS, outstanding, pending or threatened by or against DTS at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, agency or instrumentality;

(m) the representations and warranties made by DTS herein shall be true at the Closing Time as if made at and as of such time and DTS shall have complied with its covenants herein and Wi-LAN shall have received a certificate signed by the Chief Executive Officer of DTS confirming same;

(n) all proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Wi-LAN and Wi-LAN's Counsel;

(o) Wi-LAN shall have received the opinion of Sutherland, Asbill & Brennan, LLP, counsel for DTS, dated the Related Agreement Closing Date, addressed to Wi-LAN, in form and substance satisfactory to Wi-LAN's Counsel;

(p) any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of the company, and any amendments of agreements which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Wi-LAN and Wi-LAN's Counsel.

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                                        7

5.2      Waiver of Conditions

         The conditions precedent set forth in Section 5.1 are for the benefit of Wi-LAN and may be waived, in whole or in part, by Wi-LAN at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the fulfilment thereof, Wi-LAN may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by notice to DTS.

                                    ARTICLE 6
                                COVENANTS OF DTS

6.1      Conduct of DTS

         Except as expressly contemplated by this Agreement, from the date hereof until the Related Agreement Closing Date, DTS and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by Wi-LAN or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Related Agreement Closing Date:

(a) DTS shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Certificate of Incorporation or Bylaws or comparable charter or other organization documents;

(b) DTS shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, lease or manage (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, other than assets that are immaterial to DTS and its Subsidiaries taken as a whole and except for purchases in the ordinary course of business consistent with past practice;

(c) DTS will not, and will not permit its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, or stock or other ownership interest in any of its properties or subsidiaries other than
         (i) in the ordinary course of business consistent with past practice
         (ii) pursuant to any agreements existing as of the date hereof, which agreements have been disclosed in writing to Wi-LAN; (iii) any Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the consolidated balance sheet of DTS at September 30, 1999 and (iv) such mechanics and similar liens, if any, as do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets;

(d) DTS shall not declare, set aside, or pay any dividends or make any distributions on DTS Shares;

(e) DTS shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of DTS or any DTS Subsidiary Securities (as herein defined), or any security convertible into or exercisable for either of the foregoing other than the issuance of shares of DTS Shares upon the exercise of outstanding rights to acquire DTS Shares disclosed in Section 1.5 of Schedule "A"; (ii) split, combine or reclassify any capital stock of DTS or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of DTS or any of its Subsidiaries; or (iii) except as required or permitted by this Agreement, repurchase, redeem or otherwise acquire any shares of capital stock of DTS or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(f) except as otherwise expressly permitted hereby, DTS will not make any commitment or enter into, or amend, modify, or terminate any contract or agreement material to DTS and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

(g) (i) DTS will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of DTS or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the normal course of business; or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than any direct or indirect wholly owned subsidiary of DTS and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

(h) DTS will not, and will not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees; (iii) enter into any employment, severance or consulting agreement with any current or former director, officer or other employee of DTS or any Subsidiary, or
         (iv) establish, adopt, enter into or amend, any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(i) DTS will not, and will not permit its Subsidiaries to, (i) make any payments or other distributions to its officers, directors or affiliates except pursuant to existing compensation arrangements for directors or officers of DTS or (ii) enter into any contracts, agreements or understandings with its officers, directors or affiliates;

(j) DTS will, and DTS will use its reasonable best efforts to ensure that it and each of its Subsidiaries will, use its reasonable best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) in such amounts duly in force until the Related Agreement Closing Date and will give Wi-LAN notice of any material change in its insurance policies;

(k) except in connection with the expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby or in connection with the payment of corporate administrative and overhead expenses consistent with past practice, DTS will not, and will not permit its Subsidiaries to, make any individual or series of related expenditures (whether capital or otherwise) of over $5,000 or enter into any contract that is not terminable by DTS without penalty upon 30 days notice;

(l) DTS will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

(m) DTS will not, and will not permit any of its Subsidiaries to, take or agree to commit to take any action that would make any representation and warranty of DTS hereunder inaccurate in any material respect at, or as of any time prior to, the Related Agreement Closing Date or which is reasonably likely to result in a delay in consummation of the transactions contemplated hereby.

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                                        9

6.2      Access to Information

         From the date hereof until the Related Agreement Closing Date, DTS shall give Wi-LAN, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of DTS and its Subsidiaries, will furnish to Wi-LAN, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct DTS's employees, counsel and financial advisors to cooperate with Wi-LAN in its investigation of the business of DTS and its Subsidiaries; provided that no investigation pursuant to this section or paragraph 5.1(a) shall affect any representation or warranty given by DTS to Wi-LAN hereunder. All nonpublic information provided to, or obtained by, Wi-LAN in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement previously executed by Wi-LAN and DTS (the "Confidentiality Agreement").

6.3      Other Offers

         From the date hereof until the Related Agreement Closing Date, DTS and its Subsidiaries will not, and will use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any DTS Acquisition Proposal (as defined below) or (ii) unless otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel to DTS, engage in negotiations with, or disclose any nonpublic information relating to DTS or any of its Subsidiaries or afford access to the properties, books or records of DTS or any of its Subsidiaries to, any person that may be considering making, or has made, a DTS Acquisition Proposal or has agreed to endorse any DTS Acquisition Proposal (other than the transactions contemplated hereby ). DTS will promptly as reasonably practicable notify Wi-LAN after receipt of any DTS Acquisition Proposal or any indication that any person is considering making a DTS Acquisition Proposal or any request for nonpublic information relating to DTS or any of its Subsidiaries or for access to the properties, books or records of DTS or any of its Subsidiaries by any person that may be considering making, or has made, a DTS Acquisition Proposal or that DTS intends to engage in negotiations with, or to provide information to any such person. DTS shall as promptly as reasonably practicable provide Wi-LAN with the identity of such person and a reasonable description of such DTS Acquisition Proposal. For purposes of this Agreement, "DTS Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) a merger, share exchange or business combination or similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets of DTS and its Subsidiaries, taken as a whole, in a single transaction or series of transactions (whether or not related) or (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of DTS involving DTS or any of its Subsidiaries or the acquisition of a substantial portion of the assets of, DTS or any of its Subsidiaries, other than the transactions contemplated by this Agreement. DTS shall immediately cease and cause to be terminated, its existing solicitation, activity, discussions or negotiations with any parties conducted heretofore by DTS or any of its representatives with respect to a DTS Acquisition Proposal.

6.4      Notices of Certain Events

         The Company shall promptly as reasonably practicable notify Wi-LAN of:
(i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Related Agreements; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting DTS or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to section 1.11 of Schedule "A" or which relate to the consummation of the transactions contemplated by this Agreement or the Related Agreements; and (iv) of any fact or occurrence between the date of this Agreement and the Related Agreement Closing Date of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any breach of its obligations under this Agreement.

                                    ARTICLE 7
                                     CLOSING

7.1      Place of Closing

         Closing shall take place at the offices of Wi-LAN's Counsel at the Closing Time, or at such other place as may be agreed upon by the parties hereto.

                                    ARTICLE 8
                                    INDEMNITY

8.1      DTS Indemnity

(a) DTS shall indemnify and save Wi-LAN harmless against and from all liabilities, claims, demands, losses, costs (including, without limitation, legal fees and disbursements on a full indemnity basis), damages and expenses to which Wi-LAN may be subject or which Wi-LAN may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of any breach of, default under or non-compliance by DTS with any representation, warranty, term, covenant or condition of this agreement or in any certificate or other document delivered by or on behalf of DTS hereunder or pursuant hereto.

(b) The rights and remedies of Wi-LAN set forth in paragraph 8.1(a) are to the fullest extent possible in law cumulative and not alternative and the election by Wi-LAN to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any other rights and remedies. Wi-LAN shall not be obligated to pursue any claim or remedy against any third party including, without limitation, MicroTel or Finova, before being entitled to obtain full indemnification from DTS pursuant to paragraph 8.1(a).

                                    ARTICLE 9
                                     NOTICES

9.1      Notices

         Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and shall be delivered by hand delivery, facsimile transmission or (provided that the mailing party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), addressed to the party to whom the notice is to be given, at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if hand delivered or delivered by telex or facsimile transmission, be deemed to have been given and received on the date on which its was hand delivered or delivered by facsimile transmission to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by registered mail be deemed to have been given and received on the third business day at the point of delivery following the date on which it was so sent.

9.2      Address for Service

         The address for service of each of the parties hereto shall be as follows:

(a)      if to Wi-LAN:

               Wi-LAN Inc.
               Suite 300, 801 Manning Road N.E.
               Calgary, Alberta
               T2E 8J8

               Attention: Hatim Zaghloul, Chairman and Chief Executive Officer

               Telecopy:  (403) 273-5100

(b)      if to DTS:

               Digital Transmission Systems, Inc.
               300 Northwoods Parkway, Building 330
               Norcross, Georgia    30071

               Attention: Andres C. Salazar, Chief Executive Officer

               Telecopy: (770) 798-1325

or such other address as may be designated by notice to the other parties hereto.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1     Entire Agreement

         This Agreement, together with documents to be delivered pursuant hereto, constitutes the entire agreement between the parties hereto, and cancels and supersedes all prior agreements and understandings between the parties hereto, with respect to the subject matter hereof.

10.2     Further Assurances

         Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.3     Survival

         The representations, warranties, covenants and agreements herein and in any document delivered pursuant hereto shall survive the Closing and remain in full force and effect provided that no party hereto shall be liable in respect of any representation or warranty unless the party seeking to rely upon such representation or warranty shall have given notice to the party who made such representation or warranty of its intention to make such claim on or before the date 24 months following the Issue Date.

10.4     Time

         Time shall be of the essence in this Agreement.

10.5     Amendments


         This Agreement may only be amended by a written instrument signed by the parties hereto.

10.6     Governing Law

         This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta.

10.7     Attornment

         Each party hereto hereby irrevocable attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

10.8     Severability

         If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b) the invalidity, illegality or unenforceability of any provision or party thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

10.9     Execution in Counterpart

         This Agreement may be executed in any number of counterparts with the same effect as if all signatures to the counterparts had signed one document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first above written.

10.10    Waiver

         No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

10.11    Enurement

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.12    Assignment

         With DTS's permission, which permission shall not be unreasonably withheld, this Agreement, the Convertible Debentures and the DTS Shares may be endorsed, assigned and/or transferred in whole or in part by Wi-LAN, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Wi-LAN under all of the same to the extent transferred and assigned. DTS shall not assign any of its rights nor delegate any of its duties under this Agreement or any documents delivered pursuant hereto by operation of law or otherwise without the prior express written consent of Wi-LAN, which may be withheld in Wi-LAN's sole and unfettered discretion, and if DTS obtains such consent, this Agreement and the other documents delivered pursuant hereto shall be binding upon such assignee.

10.13    Reliance

         The parties hereto acknowledge and agree that they have entered into this Agreement in reliance upon each of the representations, warranties, covenants and agreements herein of the other party hereto.


         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                   WI-LAN INC.


                                   Per: /s/ Hatim Zaghloul
                                        ----------------------------------
                                        Hatim Zaghloul
                                        Chairman and Chief Executive Officer


                                   DIGITAL TRANSMISSION SYSTEMS, INC.


                                   Per: /s/ Andres C. Salazar
                                        ----------------------------------
                                        Andres C. Salazar
                                        Chief Executive Officer

                                  SCHEDULE "A"
                      REPRESENTATIONS AND WARRANTIES OF DTS

         DTS represents and warrants to Wi-LAN that:

1.1      Corporate Existence and Power

         DTS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a DTS Material Adverse Effect. DTS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a DTS Material Adverse Effect.

1.2      Corporate Authorization

         The execution, delivery and performance by DTS of this Agreement and the consummation of the transactions contemplated hereby by DTS are within DTS's corporate power and authority and, have been duly authorized by all necessary corporate action on the part of DTS. This Agreement has been duly executed and delivered by DTS and constitutes a legal, valid and binding agreement of DTS.

1.3      Governmental Authorization

         The execution, delivery and performance by DTS of this Agreement and the consummation of the transactions contemplated hereby by DTS do not require any consent, approval, authorization or permit of or other action by, or filing with, any governmental body, agency, official or authority.

1.4      Non-Contravention

         The execution, delivery and performance by DTS of this Agreement and the consummation of the transactions contemplated hereby by DTS and the execution, delivery and performance by MicroTel and Finova of the Related Agreements and the consummation of the transactions contemplated thereby by MicroTel and Finova do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of DTS, (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to DTS or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, DTS or any of its Subsidiaries) of, or under any provision of any agreement or other instrument to which DTS is a party or that is binding upon DTS or any of its Subsidiaries or their properties or assets or any license, franchise, permit or other similar authorization held by DTS or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of DTS or any of its Subsidiaries, except for any occurrences or results referred to in clauses (ii), (iii), and (iv) that would not have, individually or in the aggregate, a DTS Material Adverse Effect or prevent or delay consummation of the transactions contemplated hereby or by the Related Agreements.

1.5      Capitalization

(a) The authorized capital stock of DTS consists of (i) 15,000,000 shares of Common Stock, of which, as of the date hereof, (A) 4,646,221 shares were issued and outstanding, (B) 1,019,880 shares were reserved for issuance upon exercise of options issued pursuant to DTS stock option plans, (C) 1,314,333 shares were reserved for issuance upon exercise of 1,314,333 outstanding preferred shares, (D) 2,433,315 shares were reserved for issuance upon exercise of outstanding warrants and

         (E) 2,000,000 shares were reserved for issuance upon conversion of a U.S.$2,000,000 convertible debenture held by Finova, and (ii) 3,000,000 shares of preferred stock, of which at the date hereof 1,314,333 shares were issued and outstanding. Except as described in this section 1.5, as of the date of this Agreement, no shares of capital stock of DTS are reserved for issuance for any purpose. Each of the issued shares of capital stock of DTS is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of DTS, or any agreement to which DTS is a party or is bound.

(b) Except as set forth in paragraph (a) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which DTS is a party relating to the issued or unissued capital stock of DTS or obligating DTS to grant, issue or sell any shares of the capital stock of DTS. There are no obligations, contingent or otherwise, of DTS to (i) repurchase, redeem or otherwise acquire any shares of its capital stock, or the capital stock or other equity interests of any Subsidiary of DTS; or (ii) (other than advances to Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of DTS or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of DTS or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of DTS having the right, to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of DTS may vote.

(c) DTS has delivered to Wi-LAN complete and correct copies of all DTS stock option plans and all forms of options issued pursuant to DTS stock option plans, including all amendments thereto.

1.6      Subsidiaries

         DTS does not have any Subsidiaries. Other than LinkaNet Labs, Inc., of which DTS owns 19.5% of the outstanding shares, DTS does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

1.7      Reports

         Since December 31, 1998, DTS and its Subsidiaries have timely filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including without limitation (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "DTS SEC Reports"), and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a DTS Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 1.7 being referred to herein, collectively, as the "DTS Reports"). DTS Reports (i) have been made available to Wi-LAN, (ii) were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to DTS SEC Reports, the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, as the case may be) and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.8      Financial Statements

         The audited consolidated financial statements and unaudited consolidated interim financial statements of DTS and its consolidated Subsidiaries included in DTS SEC Reports, including reports on Forms 10-K and 10-Q, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of DTS and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which would have, individually or in the aggregate, a DTS Material Adverse Effect).

1.9      Absence of Certain Changes

         Since December 31, 1998 (a) except as described in any DTS SEC Report, DTS and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) except as described in any DTS SEC Report, there has not been any event or events having, individually or in the aggregate, a DTS Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of DTS, or any repurchase, redemption or other acquisition by DTS or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, DTS or any of its Subsidiaries or any split, combination or reclassification of any of any of DTS's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of DTS's capital stock, (d) there has not been any amendment of any material term of any outstanding security of DTS or any of its Subsidiaries, (e) except as reflected in DTS's SEC Reports, there has not been any incurrence, assumption or guarantee by DTS or any of its Subsidiaries, of any indebtedness for borrowed money or any other agreement or arrangement entered into by DTS or any of its Subsidiaries having the economic effect of any of the foregoing, except (i) accounts payable of DTS or any of its Subsidiaries incurred in the ordinary course of business consistent with past practice or (ii) pursuant to loan and other financing agreements disclosed in the DTS SEC Reports; (f) there has not been any creation or assumption by DTS or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices (including the sale, pledging or assignment of receivables) except in connection with indebtedness referred to in clause (e); (g) there has not been any change in any method of accounting or accounting practice by DTS or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of DTS; (h) except as disclosed in any DTS SEC Report, there has not been any (i) grant of any severance or termination pay to any director, executive officer or key employee of DTS or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee of DTS or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee, or (iv) increase in compensation, bonus or other benefits payable to directors, executive, officers or key employees of DTS or any of its Subsidiaries; (i) there has not been any sale or transfer by DTS of any of the assets of DTS (other than sales or transfers of immaterial assets in the ordinary course of business), cancellation of any material debts or claims or waiver of any material rights by DTS; (j) there has not been any amendment to DTS's Certificate of Incorporation or Bylaws; (k) DTS has not made any loans, advances or capital contributions to or investments in, any other person, other than to any direct or indirect wholly-owned Subsidiary of DTS and other than travel and entertainment advances to employees of DTS in the ordinary course of business consistent with past practices; (l) except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, DTS has not entered into any material transaction or incurred any material expenditure other than in the ordinary course of business or permitted under other sections of this Agreement or in connection with the transactions contemplated hereby; and
(m) there have not been any payments or other distributions by DTS or any of its Subsidiaries or any of its officers, directors or affiliates, except for compensation for service as a director or officer as disclosed in DTS SEC Reports.

1.10     Litigation

         Except as described in any DTS SEC Report, there is no action, suit, investigation or proceeding pending or, to the best of DTS's knowledge, threatened against DTS or any of its Subsidiaries or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have, individually or in the aggregate, a DTS Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court or arbitrator or any governmental body, agency or official outstanding against DTS or any of its Subsidiaries which would have, individually or in the aggregate, a DTS Material Adverse Effect.

1.11     Certificate of Incorporation and Bylaws

         DTS has heretofore furnished to Wi-LAN complete and correct copies of the Certificates of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated, of DTS and each of its Subsidiaries.

1.12     ERISA

(a)      "Employee Plans" shall mean each "employee benefit plan," as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by DTS or any affiliate (as defined below) and covers any employee or former employee of DTS or any affiliate or under which DTS or any affiliate has any liability. For purposes of this Section and Section 4.13, "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

(b)      No Employee Plan constitutes a "multiemployer plan," as defined in
         Section 3(37) of ERISA, and no Employee Plan is subject to Title IV of ERISA. Neither DTS nor any of its affiliates has incurred, nor are they reasonably likely to incur, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan previously covered by Title IV of ERISA that would have, individually or in the aggregate, a DTS Material Adverse Effect. No transaction or holding of any asset under or in connection with any Employee Plan has or will make DTS or any of its Subsidiaries or any officer or director of DTS or any of its Subsidiaries subject to any liability under Section 502(i) of ERISA or liable for any tax pursuant to Section 4975 of the Code that would have, individually or in the aggregate, a DTS Material Adverse Effect.

(c) Except to the extent it would not have, individually or in the aggregate, a DTS Material Adverse Effect, (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service relating to its qualified status, and, to DTS's knowledge, nothing has occurred that would adversely effect the qualified status of any such plan, and (ii) each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, final rules and final regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

(d) "Benefit Arrangement" shall mean each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by DTS or any of its affiliates, and (iii) covers any employee or former employee of DTS or any of its affiliates. Except to the extent that it would not have, individually or in the aggregate, a DTS Material Adverse Effect, each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

(e) With respect to each Employee Plan and Benefit Arrangement (where applicable): DTS has made available to Wi-LAN complete and accurate copies of the following: (i) all plan texts and agreements; (ii) all material employee communications (including summary plan descriptions);
         (iii) the most recent annual report; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS; and (vi) the most recent actuarial valuation.

(f) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual or (iii) result in the payment of an amount that will be taken into account in determining whether there is an "excess parachute payment" under Section 280G(b)(l) of the Code.

1.13     Taxes

         Except for such matters that would not have, individually or in the aggregate, a DTS Material Adverse Effect, (a) DTS and its Subsidiaries have timely filed all returns and reports required to be filed by them with any taxing authority with respect to taxes, taking into account any extension of time to file granted to or obtained on behalf of DTS and its Subsidiaries, (b) all taxes required to be paid with respect to the periods covered by such returns or reports that are due prior to the Related Agreement Closing Date have been paid or will be paid prior to the Related Agreement Closing Date, (c) no deficiency for any material amount of tax has been asserted or assessed by a taxing authority against DTS or any of its Subsidiaries and remains unpaid, (d) all liability for taxes of DTS or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in section 1.8 have been paid or adequately reserved for on such financial statements in accordance with generally accepted accounting principles and (e) DTS and its Subsidiaries have withheld and paid all taxes required to have been withheld or paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

1.14     Finders and Investment Bankers

         There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of DTS or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements. Neither DTS nor any of its Subsidiaries has entered into any contract, arrangement or understanding to pay any fee or commission to any investment banker, broker, finder or other intermediary on behalf of any significant stockholders of DTS including, without limitation Finova or MicroTel, in connection with the transactions contemplated by this Agreement or the Related Agreements.

1.15     Anti-takeover Plan; State Takeover Statutes

         Neither DTS nor any Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of DTS has approved the Related Agreements and this Agreement and the transactions contemplated thereby and hereby. Such approval is sufficient to render inapplicable to the Related Agreements and this Agreement and the transactions contemplated by this Agreement and the Related Agreements the provisions of Section 203 of Delaware Law. To the best of DTS's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Related Agreements, this Agreement, or any of the transactions contemplated by this Agreement or the Related Agreements.

1.16     Environmental Matters

         Except as set forth in DTS SEC Reports (including the notes to the financial statements attached thereto), to the knowledge of DTS, (A) DTS and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable Environmental Laws; (B) DTS and each of its Subsidiaries is in material compliance with all applicable Environmental Laws; (C) none of DTS or any of its Subsidiaries has received written notice of any past or present events, conditions, circumstances, activities, practices or incidents that have resulted in or threatened to result in any common law or legal liability of DTS or, any Subsidiary or otherwise form the basis of any claim, action, suit or proceeding, hearing or investigation against DTS or any Subsidiary under any Environmental Laws; and (D) DTS has no liabilities and there are no circumstances or events related to DTS or its properties, assets or business that are reasonably likely to result in any such liability under any Environmental Laws, except to the extent that any of the matters addressed in clauses (A) through (D) above would not, individually or in the aggregate, constitute a DTS Material Adverse Effect. As used herein, "Environmental Laws" means all federal, state and local statutes, regulations and ordinances concerning pollution and protection of the environment, including, without limitation all those relating to the presence, use, production, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such statutes, regulations and ordinances are enacted and in effect at or prior to the Related Agreement Closing Date. DTS has made available to Wi-LAN true, complete and correct copies of all environmental reports in its possession relating to DTS or its properties or assets.

1.17 Title to Properties; Absence of Liens and Encumbrances; Leases; Condition of Facilities

(a) Except as set forth in DTS SEC Reports, DTS and its Subsidiaries have good and insurable title to all of their real properties and interests in real properties (fee simple title as to real properties owned by DTS or its Subsidiaries) and good title to all their other properties and assets, tangible and intangible, including all of the buildings, structures and other improvements located on such real properties, free and clear of all claims, encumbrances and other title defects other than (i) as specifically disclosed in the consolidated balance sheet of DTS at September 30, 1999, (ii) any liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the consolidated balance sheet of DTS at September 30, 1999, and (iii) such imperfections of title, covenants, restrictions, easements and other non-monetary encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of any of the properties of DTS or any of its Subsidiaries or otherwise would not have, individually or in the aggregate, a DTS Material Adverse Effect.

(b) The leases pursuant to which DTS or any of its Subsidiaries leases any real or personal property are (i) valid and binding on DTS or the applicable Subsidiary and (ii), to the knowledge of DTS, valid and binding on all other respective parties to such leases in accordance with their respective terms. There are not under such leases any existing breaches, defaults, events of default by DTS or a Subsidiary or events which with notice and/or lapse of time would constitute a breach, default or event of default by DTS or a Subsidiary, nor does DTS know, nor has DTS received notice of, or made a claim with respect to, any breach or default, the consequences of which would have, individually or in the aggregate, a material adverse effect on the aggregate value of the properties of DTS and its Subsidiaries or a DTS Material Adverse Effect. None of the rights of DTS or its Subsidiaries under any such leases is subject to termination or modification as a result of the transactions contemplated hereby, except where such modification or termination would not have, individually or in the aggregate, a DTS Material Adverse Effect. DTS has provided Wi-LAN with true, correct and complete copies of all of the leases, subleases, licenses, overleases and other similar agreements (including all modifications, amendments and supplements thereto) with respect to real property leased by DTS or its Subsidiaries.

(c) To the knowledge of DTS, each of the facilities owned, leased or managed by DTS or its Subsidiaries (each such facility, a "Facility") is in all material respects suitable for its current and intended use and is in all material respects in proper condition for such use.

1.18     Compliance with Laws; Government Approvals

         The business of DTS and its Subsidiaries has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for violations which would not have, individually or in the aggregate, a DTS Material Adverse Effect. DTS and its Subsidiaries have all permits, certificates, licenses, approvals, consents and other authorizations of all governmental agencies (collectively, "Government Approvals"), whether Federal, state or local, required by law with respect to the operation of their businesses, except those the absence of which would not have, individually or in the aggregate, a DTS Material Adverse Effect or prevent or delay consummation of the transactions contemplated hereby . All such Government Approvals are in full force and effect, and DTS and its Subsidiaries are in compliance in all material respects with all conditions and requirements of the Government Approvals and with all rules and regulations relating thereto. DTS has not received any notices of violations of any Federal, state and local laws, regulations and ordinances relating to its business and operations, including the Occupational Safety and Health Act, the Americans with Disabilities Act, any applicable Medicare or Medicaid, statutes and regulations, and any applicable law for reimbursement for assisted living care or other type of care provided at each Facility, license, certificate of need, ordinance, or governmental or regulatory rule or regulation, whether Federal, state, local or foreign, to which DTS's business, operations, assets or properties is subject and no notice of any pending inspection of or violation of any such law, regulation or ordinance has been received by DTS which, in the case of any of the foregoing, if it were determined that a violation had occurred, would have a DTS Material Adverse Effect.

1.19     Undisclosed Liabilities

         Except as and to the extent reflected, reserved against or otherwise disclosed in DTS's consolidated balance sheet at September 30, 1999 (including the notes thereto), neither DTS nor any of its Subsidiaries had, at September 30, 1999, any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, whether or not such liabilities would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which would have, individually or in the aggregate, a DTS Material Adverse Effect.

1.20     Insurance

         DTS maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk, and events, including personal injury, property damage and general liability in amounts DTS reasonably believes adequate for its business and operations and such policies shall not terminate as a result of the consummation of the transactions contemplated hereby or by the Related Agreements.

1.21     Absence of Sensitive Payments

         To DTS's knowledge, none of DTS, or any Subsidiary or affiliate or any officer or director of any of them acting alone or together, has performed any of the following acts, except to the extent that such acts, individually or collectively, would not have a DTS Material Adverse Effect: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "Payment") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment wag made,
(ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books,
(iii) the making of any Payment to any person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or (iv) the giving of any Payment to, or the receipt of any Payment from, any person who was or could have been in a position to help or hinder the business of DTS or any Subsidiary (or assist DTS or any Subsidiary in connection with any actual or proposed transaction) which
(A) would reasonably have been expected to subject DTS or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a DTS Material Adverse Effect or (C) if it had not continued in the future, would have had a DTS Material Adverse Effect.

1.22     Affiliate Transactions

         Except to the extent disclosed in any DTS SEC Report, there are no transactions, agreements, arrangements or understandings between DTS or its Subsidiaries, on the one hand, and DTS's officers or directors, MicroTel, Finova or any officer or director of MicroTel or Finova, any spouse or child of any such person, or any Affiliates (other than wholly-owned Subsidiaries of DTS) nor is DTS or any other Subsidiary indebted, directly or indirectly, to any of such persons, or to their respective spouses or children, nor are any of such persons indebted to DTS or any Subsidiary. None of such persons have any direct or indirect ownership interest in any firm or corporation with which DTS or any Subsidiary is affiliated or which DTS or a Subsidiary has a business relationship. Neither DTS nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person. For purposes of this Agreement, the term "Affiliate," when used with respect to any person, means any other person directly or indirectly controlling, controlled by, or under common control with such person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

1.23     Contracts

         There is no contract, agreement or understanding required to be described in or filed as an exhibit to any DTS SEC Report that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as would not individually or in the aggregate have a DTS Material Adverse Effect, all such contracts, agreements and understandings are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. No approval or consent of, or notice to, any person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement and the Related Agreements. Except to the extent any of the following would not individually or in the aggregate have a DTS Material Adverse Effect, DTS is not in violation or breach of or default under any such contract, agreement or understanding, nor to DTS's knowledge is any other party to any such contract, agreement or understanding. Except as set forth in DTS SEC Reports, DTS is not a party to any contracts, agreements or arrangements (including leases of real property) (i) restricting the ability of DTS or any of its Subsidiaries to compete or engage in business or guarantees of indebtedness of any person (other than a Subsidiary) or (ii) with MicroTel or Finova or any of its officers, directors or affiliates which are not terminable by DTS without penalty on no more than 30-days' written notice. Neither MicroTel nor Finova or their respective affiliates provide any services or benefits to DTS and its Subsidiaries the absence of which individually or in the aggregate would have a DTS Material Adverse Effect.

1.24     Intellectual Property

(a) Except for items that would not constitute a DTS Material Adverse Effect, to DTS's knowledge, the Company is the lawful owner or has a valid right to use the proprietary information used in its business including, without limitation, free and clear of any claim, right, trademark, patent or copyright protection of any third party; provided, however, that this paragraph (a) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph
         (c) hereof. As used herein,"proprietary information" includes without limitation (i) any computer software and any documentation, inventions, and technical and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by DTS or any Subsidiary or marketing studies conducted by DTS all of which DTS considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business.

(b) To DTS's knowledge, DTS has good and marketable title to or has a valid right to use all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, owned by DTS or any Subsidiary or used or required by DTS or any Subsidiary in the operation of its business as presently being conducted including, without limitation, the trademarks set forth in Schedule "B" hereto; provided, however, that this paragraph (b) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph
         (c) hereof.

(c) DTS has no knowledge of any infringements or conflicts with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know-how which could cause a DTS Material Adverse Effect. To DTS's knowledge, no products or processes of DTS infringe or conflict with any rights of patent or copyright, or any discovery, invention, product or process, that is the subject of a patent or copyright application or registration known to DTS. DTS follows such procedures as DTS deems necessary or appropriate to provide reasonable protection of DTS's trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of DTS, no person employed by or affiliated with DTS has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of DTS, no person employed by or affiliated with DTS has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of DTS.

1.25     Limited Offering

         The offer, sale and issuance of the Convertible Debentures and DTS Shares is exempt from the registration requirements of the Securities Act, and neither DTS nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

1.26     Registration Obligations

         DTS is not under any obligation to register under the Securities Act or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that are proposed to be subsequently issued.

1.27     Accounting Matters

         DTS and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for the assets of DTS and each of its Subsidiaries; (iii) access to the assets of DTS and each of its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of DTS and each of its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

1.28     Prior Sales

         All offers and sales of DTS's capital stock prior to the date hereof were at all relevant times (i) exempt from the registration requirements of the Securities Act or were duly registered under the Securities Act, and (ii) were duly registered or were the subject of an available exemption from the registration requirements of all applicable state securities or Blue Sky laws.

1.29     Hart-Scott-Rodino Representation

         As of the date hereof and as of the Closing Date, the annual net sales and total assets of DTS, as determined in accordance with the regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, are less than U.S.$25,000,000.

1.30     DTS Securities Acquired by Wi-LAN

(a) The DTS Shares acquired by Wi-LAN pursuant to the Related Agreements are listed on the Nasdaq Over-The-Counter Market.

(b) The DTS Shares issuable upon conversion of the DTS securities acquired by Wi-LAN pursuant to the Related Agreements have been authorized for listing, subject to official notice of issuance, on the Nasdaq Over-The-Counter Market.

(c) Other than unregistered securities trading restrictions under federal and state laws of the United States and the U.S.$2,000,000 convertible debenture which Wi-LAN is acquiring from Finova which may not be transferred to a "competitor" of DTS without DTS's consent, the DTS Shares and the DTS securities which Wi-LAN is acquiring pursuant to the Related Agreements are transferrable, are freely exercisable by Wi-LAN and no third party consent is required in connection with any such exercise.

                                  SCHEDULE "B"
                   LIST OF INTELLECTUAL PROPERTY OWNED BY DTS

                                  SCHEDULE "C"
                                 PROMISSORY NOTE


U.S.$400,000                                             Date: December 29, 1999

FOR VALUE RECEIVED, the undersigned, DIGITAL TRANSMISSION SYSTEMS, INC., ("DTS"), a Delaware corporation, (the "Maker") promises to pay to the order of WI-LAN, INC., ("Wi-LAN") an Alberta, Canada corporation, its successors and assigns (the "Lender" or "Holder") with its principal place of business in Calgary, Alberta, Canada, or elsewhere as directed from time to time in writing by the Holder hereof, the principal sum of Four Hundred Thousand dollars ($400,000), together with interest thereon at the rate of ten percent (10%) per annum, in lawful money of the United States of America, payable as follows:

Interest shall accrue from the period of December 29, 1999, until such time as the entire principal sum herein is repaid in full, on the principal amount at an annual rate of Ten Percent (10%); and a one-time payment of U.S.$400,000 and accumulated interest due and payable on the closing date of the sale by DTS to Wi-LAN of a U.S.$1,500,000 convertible debenture pursuant to that certain convertible debenture purchase agreement executed by DTS and Wi-LAN on even date herewith; and, should the Related Agreement Closing Date (as defined in the said convertible debenture purchase agreement) not have occurred on or before January 31, 2000, the loan amount of U.S.$50,000 will be forgiven by the Holder and the remaining principal amount of U.S.$350,000 will be payable in consecutive, monthly installments of U.S.$17,500, commencing March 1, 2000 and continuing on the first day of each successive month thereafter until the principal sum of U.S.$350,000 and interest is paid in full.

Payment not received within five (5) days of the due date shall be deemed a default under this Note. If the undersigned defaults in the payment hereunder, the Note shall bear interest at the annual rate of 15% ("default rate") on the amount then due and payable. Upon default for non-payment of the Note, the entire principal balance of this obligation, together with accrued interest, shall, at the Holder's election, become immediately due and payable.

As set forth in the convertible debenture purchase agreement executed by DTS and Wi-LAN on even date herewith, Holder shall have the option to convert the principal amount of the Note and any accrued interest on the Note into an equivalent principal amount of Convertible Debentures (as defined in the said convertible debenture purchase agreement) if the Related Agreement Closing Date (as defined in the said convertible debenture purchase agreement) shall not have occurred on or before January 31, 2000.

Maker shall provide Holder with copies of Maker's financial statements, including balance sheets, income statements and cash flow projections, prepared on a monthly basis, on or before the fifteenth (15th) of each month. Failure to provide said financial statements may constitute a default under this Note, at the sole discretion of Holder.

As security for the amount due herein, the Maker pledges as collateral, all of the assets ("Assets") set forth in that certain security agreement executed by the Maker and Holder on even date herewith. The rights or remedies of the Holder as provided in this Note and said security agreement shall be cumulative and concurrent, and may be pursued singularly, successively, or together against the property described in the security agreement. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

Maker shall have the privilege to prepay the indebtedness evidenced hereby, in whole or in part at any time after February 15, 2000. Partial prepayments shall first be applied against accrued interest then due and owing, and thereafter against principal. Any partial prepayment shall not postpone the due date or change the amount of any subsequent payment.

All persons or entities now or at anytime liable for payment of this Note hereby waive presentment, protest, notice of protest and dishonor. The Maker and all persons/entities liable hereunder expressly consent to any extensions or renewals, in whole or in part, and all delays in timely payment or other performance which Holder may grant at any time and from time to time without limitation and without any notice or further consent of the undersigned.

In the event this Note is placed in the hands of an attorney for collection by civil action the prevailing party shall be entitled to an award of its attorneys' fees and costs, including those on appeal.

This Note is to be construed and enforced according to the laws of the State of Georgia or, if Holder elects the benefit thereof, applicable Federal pre-emption laws. The venue for instigation of a lawsuit to collect any sum due herein shall be Gwinnett County, Georgia.


                                   DIGITAL TRANSMISSION SYSTEMS, INC.


                                   Per:
                                        ----------------------------------
                                        Andres C. Salazar
                                        Chief Executive Officer

                               SECURITY AGREEMENT

THIS SECURITY AGREEMENT ("Agreement") is made this 29th of December, 1999, by and between DIGITAL TRANSMISSION SYSTEMS, INC., ("DTS"), a Delaware corporation, (the "Debtor"), and WI-LAN, INC., ("Wi-LAN") an Alberta, Canada corporation (the "Secured Party"), collectively referred to as the "parties", who agree as follows:

Debt and Collateral. The Debtor grants to the Secured Party a security interest in the Collateral as described on the attached Exhibit "A", which are collectively described as the "Assets" in the Promissory Note, dated on the even date herewith with DTS, as MAKER, (the "Note"), together with all proceeds thereof, until full payment of the sum of Four Hundred Thousand dollars ($400,000) in lawful money of the United States of America is made to the order of the Secured Party. The Obligation for payment as described herein shall be secured by the Collateral held by the Debtor or its licensee at any of its places of business. Debtor agrees to execute any and all documents requested by Secured Party to perfect its secured interest, including financing statements and UCC-1 filings, and in default thereof appoints Secured Party Attorney-in-Fact to execute such documents.

Risk of Loss. The Collateral is to remain in the possession of the Debtor or its licensee, at all times, at the Debtor's risk of loss or destruction. The possession by the Debtor or its licensee shall continue as long as the provisions of this Security Agreement are observed.

Release of Debtor. No transfer, renewal, extension, or assignment of this Security Agreement or any interest hereunder, and no loss, damage or destruction of the Collateral, shall release the Debtor from the Obligations described herein. Debtor shall be released from all security interests and corresponding lien of the Secured Party upon complete satisfaction of the Obligation.

Use of Collateral. The Debtor or its licensee shall at all times keep the Collateral free of all taxes, liens and encumbrances, and any sums of money that may be paid by the Secured Party in release or discharge thereof shall be payable on demand as an additional part of the Obligation secured hereby. The Debtor or its licensee shall not use the collateral in any manner other than in the ordinary course of business. The Debtor or its licensee shall not pledge, loan, grant or create any other additional security interest in the Collateral until the Obligations described herein have been discharged, and shall not transfer or otherwise dispose of the Collateral except as provided in this Agreement. The Secured Party shall have the right to inspect the Collateral at any reasonable time or times during the continuance of this Agreement.

Sale or Licensing of Collateral in Ordinary Course of Business. Debtor may sell or license the Collateral in the ordinary course of business; provided, however that any and all proceeds generated by the sale or licensing of the Collateral, in whatever form, shall be fully and faithfully accounted for.

Default. (a) Should Debtor default in the prompt payment of any Obligation or in the due performance of or compliance with any of the terms, provisions or conditions of this Agreement, the Note, or any other document executed in connection therewith (collectively "Security Documents") or a proceeding in bankruptcy, insolvency, receivership or reorganization is instituted by or against the Debtor or its property or the business of the Debtor is in any way liquidated, or the Secured Party reasonably deems itself insecure of the Collateral or any part thereof is in danger of loss, misuse, seizure, or confiscation, the Secured Party shall have all the rights and remedies provided in the Uniform Commercial Code in force in the State of Florida at the date of execution of this Security Agreement. The Secured Party or any Sheriff or other officer of the law may take immediate possession of the Collateral, including any attachments or accessories thereto, without demand or further notice and without legal process. (b) Notwithstanding anything contained herein to the contrary, payment for any principal and interest shall be due and payable in accordance with the terms of the Note. Failure of Debtor to pay after the applicable cure period to pay expires, pursuant to said terms, shall constitute a material default hereunder and all rights and remedies accorded Secured Party within this Agreement, at law and in equity shall be available.

Attorney's Fees. In the event of repossession of the Collateral, the Secured Party shall have such rights and remedies as provided and permitted by law for the purpose of recovering and disposing of the Collateral. The Debtor shall pay all attorneys fees and legal expenses incurred by the Secured Party in the event repossession of the Collateral is required.

Governing Law/Venue. This Agreement shall be construed and governed in accordance with the laws of the State of Florida and venue shall be in Gwinnett County, Georgia.

Binding Effect. This Agreement shall be binding upon the parties, their heirs, executors, personal representatives, successors or assigns, where permitted.

Entire Agreement. This Agreement is the entire agreement between Debtor and Secured Party. No addition, alteration, modification hereto and no waiver of any of the provisions hereof shall be valid unless made in writing and executed by Debtor and Secured Party.


IN WITNESS WHEREOF, this Security Agreement was signed and executed on this 29th day of December, 1999.


                                   DIGITAL TRANSMISSION SYSTEMS, INC.


                                   Per:
                                        ----------------------------------
                                        Andres C. Salazar
                                        Chief Executive Officer


                                   WI-LAN INC.


                                   Per:
                                        ----------------------------------
                                        Hatim Zaghloul
                                        Chairman and Chief Executive Officer

                                   EXHIBIT "A"

The term "Assets" shall include:

Assets.

(a) All furniture, fixtures, equipment, inventory, stock in trade, accounts receivable, contract rights, tangible or intangible property, including without limitation all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, and any other personal property now or hereafter owned by Debtor.

(b) All accessions to, substitutions for, and all replacement of, products and cash and non-cash proceeds of (a) above.